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<TITLE>Charter of the Audit Committee of the Board of Directors</TITLE>

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 ANDERSEN GROUP, INC.

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 Charter of the Audit Committee of the Board of Directors

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<LI>Audit Committee Purpose</LI></OL>

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 The Audit Committee of the Board of Directors of Andersen Group, Inc. (the "Company") is appointed by the Board of Directors (the "Board") to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

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<LI>Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.</LI></UL>

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<LI>Monitor the independence and performance of the Company's independent auditors.</LI></UL>

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<LI>Provide an avenue of communication among the independent auditors, management, and the Board.</LI></UL>

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 The Audit Committee has the authority to conduct an investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

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<LI>Audit Committee Composition and Meetings</LI>

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 Audit Committee members shall meet the requirements for NASDAQ. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interface with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. If an Audit Committee Chair (the "Chair") is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

The Audit Committee shall meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant finding based upon the auditors' limited review procedures.

<LI>Audit Committee Responsibilities and Duties</LI></OL>

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<U> Review Procedures

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</U><LI>Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board for approval and have the document published at least every three years in accordance with SEC regulations.</LI>

<LI>Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, judgments and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 10).</LI>

<LI>In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.</LI>

<LI>Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 10). The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.</LI>

<U> Independent Auditors

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<LI>The independent auditors are ultimately accountable to the Audit Committee and the Board. The Audit Committee shall review the independence and performance of the auditors and annually recommended to the Board the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.</LI>

<LI>Approve the fees and other compensation to be paid to the independent auditors.</LI>

<LI>On an annual basis, the Audit Committee should review and discuss with the independent auditors all relationships they have with the Company that could impair the auditors' independence. In so doing, the Committee will request from the independent auditor a written affirmation delineating all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard Number 1.</LI>

<LI>Taking or recommending the Board take, appropriate action to oversee the independence of the auditor.</LI>

<LI>Review the independent auditors audit plan and engagement letter - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.</LI>

<LI>Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.</LI>

<LI>Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.</LI>

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 Legal Compliance

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<LI>On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.</LI>

<U> Other Audit Committee Responsibilities

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<LI>Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.</LI>

<LI>Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.</LI>

<LI>Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.</LI>

<LI> Annually review a summary of director and officers' related party transactions and potential conflicts of interest.</LI></OL>

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